Independent Auditors' Consent



The Board of Directors
Regency Centers Corporation:

We consent to incorporation by reference in the registration statements (No. 333-930, No. 333-37911, No. 333-52089 and No. 333-44724) on Forms S-3 and (No.
333-24971 and No. 333-55062) on Forms S-8 of Regency Centers Corporation (formerly known as Regency Realty Corporation), and (No. 333-58966) on Form S-3 of Regency Centers, L.P., of our reports dated January 31, 2002, relating to the consolidated balance sheets of Regency Centers Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2001, and related schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of Regency Centers Corporation.



                                  /s/ KPMG LLP

                                    KPMG LLP



Jacksonville, Florida
March 20, 2002